PROMISSORY  NOTE

$150,000.00	Phoenix, Arizona
June 11, 1999

	1.	FOR VALUE RECEIVED, Nostalgia
Motorcars, Inc., a Nevada corporation ("Maker"), promises to pay to the order of Anoop Pittalwala
(Holder"), at such address as Holder may from time to time designate, on or before the Maturity Date as set forth herein, the principal sum of One Hundred Fifty
Thousand and 00/100 Dollars ($150,000) ("Loan") plus interest from the date hereof as computed below.

2.	The Loan term shall commence on the date
set forth above ("Commencement Date") and shall expire on the second anniversary date following the Commencement Date ("Maturity Date").

3.	The principal amount from time to time
outstanding shall bear simple interest from the Commencement Date through the Maturity Date at a rate equal to the prime rate as announced by the Wall
Street Journal as of the last business day prior to the first day of each calendar quarter, and shall be adjusted as of the first day of each calendar quarter during the term of this promissory note ("Note") until this Note is paid in full.

After an Event of Default (as hereinafter defined), all past due principal and, to the extent permitted by applicable law, interest upon this Note shall bear interest at the rate per annum equal to eighteen percent (18%) ("Default Rate").

4.	Subject to Section 5 below, upon the
expiration of the term of this Note, whether as a result of maturity, acceleration upon default, permitted payment of the outstanding balance of this Note, or otherwise, but in no event later than the Maturity Date, the entire outstanding principal balance under this Note, together with all accrued and unpaid interest, shall be due and payable in full.

5.	(a)  Notwithstanding any provision to the
contrary contained in this Note, Holder may, at its option and at any time and from time to time, convert all or any portion of the then outstanding principal amount and accrued interest hereunder into that number of fully paid and nonassessable shares
(Shares") of voting common stock in Maker, as such shares shall be constituted at the date of conversion
("Common Stock), equal to the amount of the then outstanding principal amount as of the date of conversion divided by one-quarter of one dollar
($0.25). Holder may exercise this option an more than one occasion, so long as there still remains an outstanding principal balance under this Note.

(b)  In case of any reorganization or
recapitalization of Maker (by reclassification of its outstanding Common Stock, capital stock or otherwise), or its consolidation or merger with or into another corporation, Holder shall, upon conversion, be entitled to receive the shares of stock, cash or other consideration which the Holder would receive upon such reorganization, recapitalization, consolidation or merger if immediately prior thereto the conversion had occurred and Holder had exchanged the Shares of Common Stock in accordance with the terms of such reorganization, recapitalization, consolidation or merger.

6.	All payments under this Note shall be
applied in the following order:

(a)	first, to the payment of accrued and
unpaid interest on the principal outstanding balance;
and

(b)	second, to the reduction of the outstanding
principal balance of this Note.

7.	All amounts payable under this Note are payable
in lawful money of the United States. Maker shall not be permitted to prepay any amount due hereunder without the express written consent of Holder, which consent may be granted or withheld in Holder's sole and absolute discretion.

8.	It is agreed that time is of the essence in the
performance of all obligations hereunder. An "Event of Default" shall exist hereunder if any one or more of the following events shall occur and be continuing:

(a)	Default in the payment of the
indebtedness evidenced by this Note or any other agreement or instrument evidencing or securing this Note or otherwise executed and delivered by Maker in connection with the indebtedness evidenced by this Note (collectively, of time, declaration, acceleration, or otherwise;

(b)	Default in the due and timely
perfonrance of any term, condition, or covenant contained in the Loan Documents;

(c)	The filing of an involuntary petition
under the United States Bankruptcy Code or any other federal or state bankruptcy statute, as now in effect or as hereafter amended, against Maker, or if Maker shall allow the appointment of a receiver, trustee, conservator or liquidator of all or any part of its assets ("Assets"), or if any of the Assets be levied upon by virtue of any execution, attachment, tax levy or other writ, or if liens be filed against the Assets, and such involuntary petition, appointment, levy, or filing, as the case may be, shall not be released, stayed, bonded or insured against in favor of Maker, satisfied or vacated within one hundred twenty (120) days after the occurrence thereof;

(d)	The abandonment of all or any material
part of the Assets;

(e)	The breach of any warranty,
representation or certification given in connection herewith, or any Loan Document;

(f)	The filing by Maker of a petition
under the United States Bankruptcy Code or any other federal or state bankruptcy statute, as now in effect or as hereafter amended, or if Maker shall make an assignment for the benefit of its creditors or be unable, whether or not admitted, to pay its debts as they become due;

(g)	The filing of any foreclosure or
forfeiture proceeding with respect to any other lien on the Assets, which foreclosure or forfeiture proceeding is not dismissed or released within sixty
(60) days;

(h)	The transfer of a material portion of
the Assets, voluntarily or involuntarily, in violation of the terms of the Loan Documents;

(i)	The failure of Maker to pay,
before delinquent, any taxes, assessments, fees, charges, expenses or encumbrances created, levied, or assessed upon or relating to the Assets (without any requirement for- notice by Maker that such payment is due); or

(j)	Any repudiation by Maker of any
obligation hereunder or under the Loan Documents.

Upon the occurrence of any Event of Default or other default under any of the Loan Documents, the Holder hereof may, at its option, declare the entire unpaid balance of principal and accrued interest on this Note to be immediately due and payable, and foreclose all liens and security interests securing payment thereof or any part hereof. Upon the occurrence of any of the Events of Default, the entire unpaid balance of principal and accrued interest upon this Note shall, without any action by Maker, immediately become due and payable without demand for payment, presentment, protest, notice of protest and non-payment, or other notice of default, notice of acceleration and intention to accelerate or any other notice, all of which are hereby expressly waived by Maker.

9.	All fees, charges, goods, things in
action or any other sums or things of value, other than the interest resulting from the stated rate or the Default Pate (collectively, "Additional Sums"), whether pursuant to this Note, the Loan Documents, or any other document or instrument in any way pertaining to this lending Transaction, or otherwise with respect to this lending transaction, that, under the laws of the States of Arizona or Nevada, may be deemed to be interest with respect to this lending transaction, for the purpose of any laws of the States of Arizona or Nevada that may limit the maximum amount of interest to be charged with respect to this lending transaction, shall be payable by Maker, and shall be deemed to be additional interest, and for such purposes only, the agreed upon and "contracted for rate of interest" of this lending transaction shall be deemed to be increased by the rate of interest resulting from the Additional Sums.
Maker understands and believes that this lending transaction complies with the usury laws of the States of Arizona and Nevada.

10.	Maker and all endorsers, guarantors
and all persons liable or to become liable on this Note, waive presentment, protest and demand, notice of protest, notice of intent to accelerate, notice of acceleration, and demand and dishonor and nonpayment of this Note and any and all other notices or matters of a like nature, and consent to any and all renewals and extensions of the time of payment hereof, and agree further that at any time and from time to time without notice, the terms of payment herein may be modified or increased, changed or exchanged by agreement between Holder and Maker.

11.	This Note will be governed by and construed
in accordance with the laws of the State of Arizona, except where such law is preempted by the laws and regulations of the United States.

12.	If any provision hereof shall, for any
reason and to any extent, be invalid or
unenforceable, then the remainder of this Promissory
Note shall not be affected thereby but instead shall be enforceable to the mi6ximum extent permitted by law.

13.	All agreements between Maker mid Holder are
expressly limited so that in no contingency or event whatsoever, whether by reason of advancement of the proceeds hereof, acceleration of maturity of the unpaid principal balance hereof, or otherwise, shall the amount paid or agreed to be paid to Holder for the use, forbearance or detention of the money to be advanced hereunder exceed the highest lawful rate permissible under the applicable usury law. If, from any circumstances whatsoever, fulfillment of any provision hereof or any other agreement referred to herein or otherwise relating to this Note, at the time performance of such provision shall be due, shall involve transcending the limit of validity prescribed by law which a court of competent jurisdiction may deem applicable thereto, then ipso facto, the obligation to be fulfilled shall be reduced to the limit of such validity, and if, from any circumstance, Holder shall ever receive as interest an amount which would exceed the highest lawful rate, such amount which would be in excess of the lawful interest shall be applied to the reduction of the unpaid principal balance due hereunder as of the date such amount is received or deemed to be received by Holder and not to the payment of interest. This provision shall control every other provision of all agreements between Maker and Holder.
However, in the event an amount determined to be excess interest is applied against the unpaid principal balance, and thereafter the rate of interest accruing under this Note decreases, this Note shall in fact, secure interest at the then highest lawful rate until such time that the difference between such rate and the interest rate which would otherwise apply under this Note equals the amount of excess interest previously applied against principal.

14.	All notices provided for herein shall be in
writing and shall be (a) personally delivered or delivered by courier service (e.g., Federal Express) to the party being notified if an individual, or (b) transmitted by certified or registered mail, return receipt -requested, addressed to all parties hereto at the address designated for each party as follows:

To Holder:		          Anoop Pittalwala
                    		19931 North 69th Avenue
                    		Glendale, Arizona 85308

To Maker:		           Brad Randolph, President
                    		Nostalgia Motorcars, Inc.
                    		4502 East Karen Drive
                    		Phoenix, Arizona 85032

With a copy to:	      G. Peter Spiess, Esq.
                     	Spiess & Short, P.C.
                     	40 North Central Avenue
                      Suite 1600
                     	Phoenix, Arizona 85004

or to such other address as	either party may
designate in writing. Notice shall be deemed effective and received upon: (i) the date of receipt if delivered by courier or by personal delivery, or
(ii) five (5) days after the deposit of same in a letter box or other means provided for the posting of mail, postage prepaid as provided above.

15.	As used herein, the term "Maker' shall
include the undersigned Maker and any other person or entity, who may subsequently become liable for the payment hereof. The term "Holder" shall include
Holder as well as any other person or entity to whom this Note or any interest in this Note is conveyed, transfer or assigned with the prior written consent of Maker.

16.	Maker has no redemption rights under this Note.

Nostalgia Motorcars, Inc,


By:  /s/Brad Randolph
								Brad Randolph, President